Exhibit 99.1

BLOGGERWAVE EXPANDS AGREEMENT WITH INNOVATIVE COPENHAGEN ADVERTISING NETWORK COMPANY

MOUNTAIN VIEW, Calif., March 23, 2010 – Bloggerwave Inc. (“Bloggerwave”) (OTCBB: BLGW.OB), an innovative commercial blogging company, announced today that it has expanded its agreement with  IQ Affiliate (http://www.iqaffiliate.com/),  a fast-rising company based in Copenhagen and focused on the creation of online multi-media advertising networks.

Leveraging the wide reach and multi-lingual capabilities of its commercial blogging network - the largest in Europe, Bloggerwave will deliver all blogs needed for IQ Affiliate campaigns in Scandinavia and in the growing markets of Italy, Spain and the UK.   Bloggerwave will also collaborate with IQAffiliate for future advertising with video, music, and other media.

“Our position as the #1 commercial blogging company in Europe makes us the perfect partner for IQAaffiliate, which has been growing rapidly and steadily since its start in early 2009.  Their flexible platform creates cooperation among advertisers, media agencies, websites and private consumers and allows them to segment markets according to gender, age, income, geographical location, and so forth – creating an excellent fit with Bloggerwave’s multiple outreach capabilities,” said Bloggerwave Director Ulrik Thomsen.

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services.  It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and include a link to the company’s website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines –and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind in Europe and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors.  The Company currently has offices in the United States and Europe, and a virtual presence worldwide.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

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For more information about Bloggerwave Inc. visit www.bloggerwaveinc.com or contact Stanley Wunderlich at (800) 625-2236 extension 7770 or info@cfsg1.com